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                                                                    EXHIBIT 21.0




Subsidiaries of the Registrant

        Advanced Marketing (UK) Limited - England
        Advanced Marketing  S. de R.L. de C.V. - Mexico
        Advanced Marketing (Europe), Ltd. - England
        Advanced Marketing Services Investments, Inc. - California Mira Mesa Marketing, Inc.
        Advanced Marketing Services Australia PTY, Limited - Australia Aura Books, PLC - England
        Metrastock, Ltd. - England
        Aspen Marketing Communications Ltd. - England
        Bookwise-Asia - Singapore
        Publishers Group Incorporated - California
        Publishers Group West Incorporated - California